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Exhibit 4.7

AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

        THIS AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT dated as of June 30, 2004 (this "Agreement") is made by and among UTI Corporation, a Maryland corporation, as successor to MDMI Holdings, Inc., a Colorado corporation, f/k/a Medical Device Manufacturing, Inc. (the "Company"), KRG/CMS L.P. (as successor-in-interest to KRG Capital Fund I, L.P., KRG Capital Fund I (FF), L.P., KRG Capital Fund I (PA), L.P., KRG Capital Fund I (GER), L.P., KRG Co-Investment, L.L.C., CMS Diversified Partners, CMS Co-Investment Subpartnership and CMS PEP XIV Co-Investment Subpartnership) ("KRG"), DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P. (collectively, "DLJMB" and individually, a "DLJMB Fund"), certain other shareholders of the Company listed on Schedule I to this Agreement, and such other investors as may from time to time become a party to this Agreement. This Agreement shall amend, supersede and replace the Existing Shareholders' Agreement (as defined below).

WITNESSETH

        WHEREAS, the Company, KRG, and certain other of the investors listed on Schedule I to this Agreement entered into that certain Shareholders' Agreement dated July 6, 1999 which was later amended by those certain First Amendment to Shareholders' Agreement dated as of May 31, 2000 and Second Amendment to Shareholders' Agreement dated as of February 24, 2003 (the "Existing Shareholders' Agreement");

        WHEREAS, in connection with the investment by DLJMB in 7,568,980 shares of the Company's Class A-8 Convertible Preferred Stock and warrants to purchase additional shares of such class of preferred stock, the parties to the Existing Shareholders' Agreement desire to (1) amend the Existing Shareholders' Agreement to admit DLJMB as a party, to reconstitute the composition of the Company's board of directors and to make certain other modifications (collectively, the "DLJMB Amendments") and (2) to restate the Existing Shareholders' Agreement incorporating the DLJMB Amendments and all prior amendments solely for purposes of clarity; and

        WHEREAS, pursuant to Section 17 of the Existing Shareholders' Agreement, a majority in interest of the Holders has consented to the DLJMB Amendments in writing (a copy of which written consent is attached hereto).

        NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the parties agree as follows:

AGREEMENT

        1. Definitions.

          (a)   Affiliate. The term "Affiliate" shall mean any natural person, corporation, trust, joint venture, association, company, firm, partnership, limited liability company or other entity or government or governmental authority which, directly or indirectly, controls, is controlled by or is under common control with a Holder, where "control" (including "controlling," "controlled by" and "under common control with") of a such a person or entity means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of equity, by contract or otherwise.

          (b)   Common Stock. The term "Common Stock" shall mean the common stock of the Company, $.01 par value per share.

          (c)   Preferred Stock. The term "Preferred Stock" shall mean all preferred stock authorized under the Articles of Incorporation of the Company, as it may be amended or restated from time to time.

          (d)   Holders. The term "Holders" shall mean the persons or entities party to this Agreement who have acquired Equity Securities and their permitted transferees pursuant to the terms of this Agreement.

          (e)   New Securities. The term "New Securities" shall mean any capital stock of the Company (whether now authorized or not), rights, options or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term "New Securities" does not include:

            (i)    securities issued pursuant to the acquisition of stock or assets of another entity or business segment of any such entity by the Company or its subsidiaries; provided, that such securities are issued to the owners of such acquired stock or assets;

            (ii)   securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board (as defined below);

            (iii)  securities issued to vendors or customers or to other persons in similar commercial situations with the Company if such issuance is approved by the Board;

            (iv)  securities issued in connection with obtaining debt financing from a recognized financial institution, whether issued to a lender, guarantor or other person if such issuance is approved by the Board; provided, however, that the foregoing securities shall be deemed "New Securities" for purposes of the preemptive rights pursuant to Section 4 hereof of such Holders (and only such Holders) that have acquired Equity Securities in connection with providing debt financing to the Company or its subsidiaries;

            (v)   securities issued in a firm commitment, underwritten public offering pursuant to a registration under the Securities Act of 1933, as amended (the "Securities Act");

            (vi)  securities issued in connection with any stock split, stock dividend or recapitalization of the Company;

            (vii) securities issued upon any exercise of any convertible securities, rights, options or warrants that, when issued, were subject to or exempt from the preemptive rights under Section 4; and

            (viii)     any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (vii) above.

          (f)    Equity Securities. The term "Equity Securities" shall mean any securities, including without limitation the Common Stock, the Preferred Stock and any securities convertible into or exercisable for any shares of the foregoing, or any option, agreement or commitment to issue any of the foregoing.

          (g)   Qualified Public Offering. The term "Qualified Public Offering" shall mean a firm commitment underwritten initial public offering of Equity Securities of the Company that is effected pursuant to a registration statement filed and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder, resulting in gross proceeds to the Company of not less than $100,000,000.

          (h)   DLJMBP3. "DLJMBP3" shall mean DLJ Merchant Banking Partners III, L.P.

          (i)    Shares. The term "Shares" (1) when used with respect to a particular Holder shall mean the Equity Securities currently owned or hereinafter acquired by such Holder, and (2) when used with respect to all Holders or with reference to aggregate amounts outstanding shall mean the aggregate Equity Securities currently or hereinafter outstanding owned by all the Holders, in each case on an as converted or as exercised (where appropriate) basis.

        2.     Prohibited Transfers. Each Holder shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of, including without limitation, transfers pursuant to the laws of testate or intestate succession, marital dissolution, legal separation or otherwise by operation of law ("Transfer") all or any Shares except as expressly provided in this Agreement; provided, however, that (i) each Holder may Transfer all or any of his or her Shares by way of gift to any member of his or her family or to any trust for the benefit of any such family member of the Holder (ii) each Holder may Transfer all or any of its Shares to an Affiliate, (iii) each Holder may Transfer all or any of its Shares pursuant to Rule 144 (or any successor provision) under the Securities Act of 1933, as amended, six months subsequent to the initial public offering of the Company, (iv) each of KRG, KRG Co-Investment, LLC, KRG Capital Fund I, L.P., KRG Capital Fund I (PA), L.P., KRG Capital Fund I (FF), L.P, KRG Capital Fund II, L.P., KRG Capital Fund II (PA), L.P., and KRG Capital Fund II (FF), L.P. may Transfer all or any of its Shares to its limited partners or members, as the case may be, (v) Birmingham Fire Insurance Company of Pennsylvania ("Birmingham") may transfer all or any of its Shares to any private investment fund sponsored by American International Group, Inc. ("AIG") or managed by a direct or indirect subsidiary of AIG, as the case may be and (vi) in the case of any DLJMB Fund, (A) any other DLJMB Fund, (B), any shareholder, member or general or limited partner of any DLJMB Fund (a "DLJMB Partner"), and any corporation, partnership, limited liability company, or other entity that is an Affiliate of any DLJMB Partner (collectively, "DLJMB Affiliates"), or (C) any trust the beneficiaries of which, or any corporation, limited liability company or partnership the stockholders, members or general or limited partners of which, include only such DLJMB Funds or DLJMB Affiliates; and provided, further, that any such transferee of a Holder shall agree in writing with the parties to this Agreement, as a condition to such transfer, to be bound by all of the provisions of this Agreement (each a "Permitted Transfer"). As used herein, the word "family" shall include any spouse, lineal ancestor or descendant, brother or sister.

        3.     Right of First Refusal. Other than a Permitted Transfer, before any Equity Securities may be Transferred by a Holder (the "Selling Holder") such Equity Securities (the "Selling Holder Shares") shall first be offered to the Company and then to the Holders in the following manner:

          (a)   Notice by the Selling Holder. The Selling Holder shall deliver a notice by certified mail ("Notice") to the principal business office of the Company and to each of the Holders stating (i) his bona fide intention to sell or Transfer the Selling Holder Shares, (ii) the number of Selling Holder Shares to be Transferred, (iii) the price and terms, if any, for which he proposes to Transfer the Selling Holder Shares and (iv) the name and address of the proposed purchaser or transferee and that such purchaser or transferee is committed to acquire the stated number of shares on the stated price and terms.

          (b)   Company's Right to Purchase Selling Holder Shares. The Company shall have the right at any time within thirty (30) days of receipt of the Notice to purchase some or all of the Selling Holder Shares at the price per share specified in the Notice.

          (c)   Notice by the Company. If the Company (or its designee(s)) desires to purchase all or any part of the Selling Holder Shares, the Company (or its designee(s)) shall communicate in writing of its election to purchase the Selling Holder Shares to the Selling Holder and Holders ("Company Election") which communication shall state the number of Selling Holder Shares the Company desires to purchase and shall be given in accordance with the notice requirements of this Agreement.

          (d)   Holders' Right to Purchase Selling Holder Shares. If the Company (or its designee(s)) does not purchase all of the Selling Holder Shares, each Holder or a designated Affiliate shall have the right within ten (10) days of receipt of the Company Election to purchase that number of the balance of the Selling Holder Shares as shall be equal to the number of Selling Holder Shares multiplied by a fraction, the numerator of which shall be the number of Shares then owned by such Holder and its Affiliates and the denominator of which shall be the aggregate number of Shares then owned by all of the Holders who have delivered an election to purchase the Selling Holder Shares. The amount of Selling Holder Shares that each Holder and its Affiliates is entitled to purchase under this Section 3(d) shall be referred to as the "Pro Rata Fraction." Each Holder desiring to purchase the Selling Holder Shares under this Section 3 shall communicate in writing of its election to purchase the Selling Holder Shares to the Selling Holder ("Shareholder Election") which communication shall state the number of Selling Holder Shares such Holder and its Affiliates desire to purchase and shall be given in accordance with the notice requirements of this Agreement.

          (e)   Oversubscription. Each Holder shall have the right of oversubscription such that if a Holder fails to purchase all of his Pro Rata Fraction, the other Holder shall have the right to purchase the balance of Selling Holder Shares not so purchased. Such right of oversubscription may be exercised by the Holder by offering to purchase more than his Pro Rata Fraction. If, as a result thereof, such oversubscription exceeds the total number of Selling Holder Shares available in respect of such oversubscription rights, the oversubscribing Holder shall be cut back with respect to his oversubscription on a pro rata basis in accordance with his respective Pro Rata Fraction or as the Holders may otherwise agree amongst themselves.

          (f)    Selling Holder's Right to Sell Selling Holders Shares. Notwithstanding any of the foregoing subsections in this Section 3, if the Company and/or the Holders do not purchase all of the Selling Holder Shares pursuant to this Section 3, each of the Company's and the Holders' right to purchase the Selling Holder Shares shall be forfeited and the Selling Holder may Transfer all of the Selling Holder Shares to the proposed purchaser (identified in the Notice) on terms no less favorable than as set forth in the Notice. In the event the Selling Holder does not sell the Selling Holder Shares to the proposed purchaser within 120 days after the date of the Notice, the Selling Holder shall not sell any Selling Holder Shares without first offering to sell the Selling Holder Shares to the Company and Holders pursuant to this Section 3.

          (g)   Notice Constitutes an Agreement to Purchase. If the Company (or its designee(s)) or the Holders elect to purchase all or any portion of the Selling Holder Shares, the Company Notice or a Shareholder Notice delivered by the Company or any of the Holders shall be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Selling Holder Shares. Sales of Selling Holder Shares to be sold to the Company (or its designee(s)) or to the Holders pursuant to this Section 3 shall be made at the offices of the Company on the 45th day following the date of the Notice (or if such 45th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the delivery to the Company of a certificate or certificates evidencing the Selling Holder Shares to be purchased by the Company (or its designee(s)) or the Holders, duly endorsed for transfer to such party, in exchange for cash payment to the Selling Holder in the amount of the purchase price therefor by the party purchasing such Selling Holder Shares.

        4.     Preemptive Right.

          (a)   General. If the Company issues any New Securities, it shall offer to sell to each Holder, a Ratable Portion (defined below) of such New Securities on the same terms and conditions and at the lowest price as such New Securities are issued to any person. "Ratable Portion" shall mean that portion of such New Securities that bear the same ratio (including for this purpose all New

  Securities which may be purchased by the Holders pursuant to this Section 4) as the number of Shares held by such Holder bears to all Shares then outstanding.

          (b)   Procedure. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Holder written notice of its intention to issue New Securities (also referred to as the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Holder shall have ten (10) days from the date of receipt of any such Notice to agree in writing to purchase or allow an Affiliate to purchase his Ratable Portion of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed his Ratable Portion). If a Holder fails to agree in writing within such ten day period to purchase or allow an Affiliate to purchase his full Ratable Portion of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Ratable Portion of such New Securities that he did not so agree to purchase and the Company shall promptly give the remaining Holders who timely agreed to purchase their full Ratable Portion of such offering of New Securities (a "Purchasing Holder") written notice of the failure of the Nonpurchasing Holder to purchase his full Ratable Portion of New Securities (the "Overallotment Notice"). A Purchasing Holder shall have a right of overallotment such that the Purchasing Holder may agree to purchase or allow an Affiliate to purchase the Nonpurchasing Holders' unpurchased Ratable Portion at any time within five (5) days after receiving the Overallotment Notice. If more than one Purchasing Holder wishes to purchase the Nonpurchasing Holders' unpurchased Ratable Portion, the overallotment shall be divided among the Purchasing Holders based on each such Purchasing Holder's Ratable Portion.

          (c)   Failure to Exercise. In the event that a Holder fails to exercise the rights granted to him in Sections 4(a) and (b) above (the "Preemptive Right") within such ten (10) plus five (5) day period, then the Company shall have 120 days thereafter to sell the New Securities with respect to which the Holder's Preemptive Rights were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice to the Holders. In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Holders pursuant to this Section 4.

        5.     Tag-Along Rights. Subject to the provisions of Section 3 hereof and except for a Permitted Transfer under Section 2, in the event a Holder (an "Offering Holder") intends to Transfer Shares (also referred to as "Offered Shares"), such Offering Holder shall notify each other Holder, in writing, of such Transfer and its terms and conditions, including, without limitation, (i) his bona fide intention to sell or Transfer the Offered Shares, (ii) the number of Offered Shares to be Transferred, (iii) the price and terms, if any, for which he proposes to Transfer the Offered Shares and (iv) the name and address of the proposed purchaser or transferee and that such purchaser or transferee is committed to acquire the stated number of shares on the stated price and terms ("Offering Holder Notice"). Within 20 days of the date of such notice, each Holder (other than the Offering Holder) shall notify the Offering Holder in writing (the "Co-Sale Notice") if it or he elects to participate in such Transfer. Each Holder that so notifies the Offering Holder shall have the right to sell, at the same price and on the same terms as the Offering Holder, an amount of shares equal to the Shares the third party proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Shares issued and owned by such Holder and the denominator of which shall be the aggregate number of Shares issued and owned by the Offering Holder and each Holder exercising its rights under this Section 5. Nothing contained in this Section 5 shall in any way limit or restrict the Offering Holder's ability to amend, modify or terminate any agreement with a third party with respect to any Transfer of its Shares pursuant to this Section 5, and the Offering Holder shall have no liability to any Holder with respect to such amendment, modification or termination unless any of the foregoing breaches this Agreement. If no Co-Sale Notice is received during the 20-day period referred to above (or if the Co-Sale Notice does not cover all of the Shares proposed to be Transferred), the Offering Holder shall have the right, for a 60-day period after the expiration of the 20-day period referred to above, to Transfer the Shares specified in the Offering Holder Notice (or the remaining Shares) on terms and conditions no more favorable than those stated in the Offering Holder Notice, so long as the proposed purchaser agrees to enter into a joinder of this Agreement whereby such person shall become subject to the terms and conditions hereof.

        6.     Drag-Along Rights.

          (a)   General. Subject to the provisions of Section 3 and the prior approval of a majority of the directors of the Board, in the event a Holder or Holders owning more than 75% of the issued and outstanding Shares (the "Selling Group") wish to Transfer in a bona fide arms' length sale all of the Shares then owned by them to any person who is not an affiliate of such Selling Group (the "Proposed Transferee"), the Selling Group shall have the right (the "Drag-Along Right") upon the approval of a majority of the directors of the Board to require all of the Holders to sell to the Proposed Transferee all of the Shares then owned by such Holders for the same per share consideration and otherwise on the same terms received by the Selling Group. Each Holder agrees to take all steps necessary to enable it or him to comply with the provisions of this Section 6, including the delivery of certificates for all such Shares duly endorsed or accompanied by appropriate instruments of transfer and free and clear of any liens or other encumbrances; provided, however, that in connection with any such transaction (x) each Holder shall not be required to make any representations or warranties except those relating to (i) its own due organization and execution and delivery of the relevant agreement, (ii) the enforceability of the relevant agreement against it and absence of conflicts with agreements and laws applicable to it and (iii) its ownership of securities being sold by it, (y) the Holders shall not be required to provide any post-closing indemnities except as provided in clause (z) below and (z) in the event that a portion of the purchase price is placed in escrow to support purchase price adjustment obligations post-closing (including indemnification for breaches of representations or warranties relating to the Company and its subsidiaries), the Holders will have a pro rata portion of their purchase price placed in such escrow to be utilized to pay any such indemnification obligations.

          (b)   Procedure. To exercise a Drag-Along Right, the Selling Group shall, after receiving Board approval in accordance with Section 6(a), give each Holder a written notice (the "Drag-Along Notice") containing (i) the name and address of the Proposed Transferee, and (ii) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee's offer. Each Holder shall thereafter be obligated to sell its Shares subject to such Drag-Along Notice, provided that the sale to the Proposed Transferee is consummated within sixty (60) days of delivery of the Drag-Along Notice. If the sale is not consummated within such 60-day period, then each Holder shall no longer be obligated to sell such Holder's shares pursuant to that specific Drag-Along Right, but each Holder's shares shall remain subject to the provisions of this Section 6.

        7.     Legend. Each existing or replacement certificate for Shares now owned by the Holders shall bear the following legend upon its face:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER, ENCUMBRANCE, PLEDGE, ASSIGNMENT OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS AND RESTRICTIONS SPECIFIED IN (1) A SUBSCRIPTION AGREEMENT, DATED AS OF                        , BY AND BETWEEN THE COMPANY AND A CERTAIN INVESTOR AND

  (2) AN AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT, DATED AS OF                  , 2004, BY AND AMONG THE COMPANY AND CERTAIN SHAREHOLDERS, AS THE SAME IS AMENDED AS OF THE DATE HEREOF, AND THE cOMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS AND RESTRICTIONS HAVE BEEN FULFILLED OR LIFTED WITH RESPECT TO SUCH TRANSFER. A COPY OF THE CONDITIONS OR AGREEMENTS REFERENCED ABOVE MAY BE OBTAINED BY THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

        Each of the undersigned parties agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 7 to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed or modified upon termination of the conditions or restrictions set forth therein.

        8.     Voting Agreements.

          (a)   Certificate Incorporation of the Company. The Holders acknowledge that the Certificate of Incorporation attached as Exhibit A will be in effect as the Articles of Incorporation, of the Company as of the date hereof. The provisions of Exhibits A are hereby approved by, and made a part of the agreement among, the parties hereto.

          (b)   By-Laws of the Company. The Holders acknowledge that the By-Laws attached as Exhibit B will be in effect as the By-Laws of the Company as of the date hereof. The provisions of Exhibit B are hereby made a part of the agreement among the parties hereto.

          (c)   Board of Directors.

            (i)    The Board of Directors of the Company (the "Board") shall initially be comprised of eleven directors (each a "Director"), subject to increase or decrease only by the mutual written consent of DLJMB and KRG. During the term of this Agreement and at any special or annual meeting of the Holders at which directors are to be elected to the Board, (A) DLJMB shall be entitled to designate four directors to sit on the Board (the "DLJMB Directors"); (B) KRG shall be entitled to designate six directors to sit on the Board (the "KRG Directors"); and (C) the Chief Executive Officer of the Company shall be designated as a director to sit on the Board, who initially shall be Ron Sparks. At any time, KRG shall have the right to reduce the number of KRG Directors to five and, at such time, if the total number of Directors is reduced from eleven to nine then the number of DLJMB Directors shall automatically be reduced to three. At such time, DLJMB agrees to take such actions as may be necessary to reduce the number of DLJMB Directors in accordance with the foregoing. The rights granted with respect to the Holders pursuant to subclauses (A) and (B) of this Section 8(c)(i) shall continue with respect to such Holders until such time as the applicable Holders own less than 5% of the Company's outstanding Common Stock on a fully diluted and fully converted basis (excluding unvested options).

            (ii)   Any Holder that (x) does not have the power to designate one or more directors to sit on the Board in accordance with clause (i) of this Section 8.1(c)(i) and (y) owns at least 5% of the Company's outstanding Common Stock on a fully diluted and fully converted basis (excluding unvested options) shall have the right to (1) appoint an observer to the Board who shall be entitled to all notices and documentary information distributed to, and to attend all meetings of, the Board generally but shall have no voting or similar rights with respect thereto, (2) meet with, upon reasonable prior notice and request, and discuss during normal business hours the business and operations of the Company with the Company's senior officers and representatives of KRG, in each case at locations convenient to the parties thereto and (3) receive such other information relating to the Company (including industry analysis and other strategic information in the possession of the Company) as it may reasonably request, providing that such information shall be subject in each case to confidentiality requirements as the Company deems reasonably necessary. Any observer rights exercised hereunder shall be at the cost and expense of the Holder exercising such rights other than with respect to the provision of notices and informational materials, and no observer shall be entitled to any form of compensation or per diem.

            (iii)  All Holders shall be entitled to receive those quarterly and annual financial reports of the Company provided to the Company's senior lender within 15 days of the distribution of any such report to such senior lender. Additionally, any Holder that owns at least 2.5% of the Company's outstanding Common Stock on a fully diluted and fully converted basis (excluding unvested options) shall have the right to receive upon request all documentary information provided to members of the Board generally.

            (iv)  The Board shall not reconstitute the Executive Committee without the consent of the DLJMB Directors.

          (d)   Replacement and Removal of Directors. In the event of resignation, death, removal or disqualification of a director selected in accordance with Section 8(c), the shareholders entitled to designate such director shall promptly designate a replacement director (or in the case of Section 8(c)(i)(C), the new Chief Executive Officer) and in all other cases the directors by a majority vote shall promptly designate a replacement director. The shareholders entitled to designate a director in accordance with Section 8(c) may remove their designated director(s) at any time and from time to time, with or without cause (subject to the By-Laws of the Company as in effect from time to time and any requirements of law), in their sole discretion, and after written notice to each of the Holders hereto of the new person to replace such director.

          (e)   Agreement to Cooperate. In order to effectuate the provisions of this Section 8, when any action or vote is required to be taken by any Holder pursuant to this Section 8 each Holder shall (i) use such Holder's best efforts and take all actions necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, a special or annual meeting of shareholders of the Company, or execute or cause to be executed a consent in writing in lieu of any such meeting pursuant to the Maryland General Corporation Law or any other governing law, to effectuate such shareholder action; and (ii) vote such Holder's Shares (either in person, by proxy or by written consent and whether owned or held of record) to take whatever action is consistent with the terms and intent of this Section 8 and is required to be taken pursuant to this Agreement.

          (f)    Conflicting Charter or By-Law Provisions. Each Holder shall vote his, her or its Shares, and shall take all actions necessary, to ensure that the Company's Articles of Incorporation and By-Laws do not, from time to time, conflict with the provisions of this Agreement. No Holder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to his, her or its Shares, nor shall any Holder enter into any shareholders agreement or arrangement of any kind with any person with respect to his, her or its Shares, inconsistent with the provisions of this Agreement (whether or not such trust, agreement or arrangement is with other shareholders of Shares that are not parties to this Agreement).

          (g)   Subsidiary Boards. DLJMB shall be entitled to proportionate representation on all Board committees, the board of directors of Medical Device Manufacturing, Inc. and any other subsidiaries with a board of directors substantially similar to the Board of the Company, and shall have the right to appoint one director on the boards of directors of any subsidiary of the Company in which KRG or any of its Affiliates have at least one board representative.

        9.     Issuance of Options. Notwithstanding anything in this Agreement to the contrary, the Company may not issue options under its stock option plans to officers, directors and employees that exceed, in the aggregate, 10% of the then outstanding shares of Common Stock on a fully diluted and converted basis without the prior approval of a majority in interest of the Holders.

        10.   Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or transmitted by facsimile or electronic mail (with request for immediate confirmation of receipt in a manner customary for communications of such type and with physical delivery of the communication being made by one of the other means specified in this Section 9 as promptly as practicable thereafter). Such notices, demands and other communications shall be addressed (i) in the case of a Holder, to his address as is designated in writing from time to time by such Holder, (ii) in the case of the Company, to its principal office, and (iii) in the case of any transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time.

        11.   Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties' respective successors, permitted assigns and legal representatives.

        12.   Term. This Agreement shall terminate upon the earlier of (i) immediately before (and conditioned upon) the closing of a Qualified Public Offering or (ii) immediately before (and conditioned upon) the closing of the merger of the Company with and into a company that is publicly traded on a nationally recognized stock exchange or over-the-counter market and the Company is not the surviving entity.

        13.   Entire Agreement; Governing Law. This instrument contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof and cannot be altered or otherwise amended except pursuant the terms of Section 17 below. This Agreement shall be interpreted under the laws of the State of Colorado without reference to its principles of conflicts of laws.

        14.   Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        15.   Spousal Consent. The spouses of the individual Holders are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property interests or similar marital property interests in Equity Securities they may now or hereafter own, and agree that the termination of their marital relationship with any Holder for any reason shall not have the effect of removing any Equity Securities otherwise subject to this Agreement from the coverage of this Agreement and that their awareness, understanding, consent and agreement are evidenced by their signing this Agreement. Furthermore, each individual Holder agrees to cause his or her spouse (and any subsequent spouse) to execute and deliver, upon the request of the company, a counterpart of this Agreement, or an Adoption Agreement in a form satisfactory to the Company.

        16.   Remedy. Any Transfer or attempted Transfer in breach of this Agreement shall be void and of no effect; provided, that the Company may determine to treat any attempted Transfer in breach of this Agreement, as an offer pursuant to Section 3. Additionally, the time periods set forth in Section 3 shall begin to run as of the date the Company receives evidence satisfactory to it of such attempted Transfer. In connection with any attempted Transfer in breach of this Agreement, the Company may hold and refuse to transfer any Equity Securities or any certificate therefor tendered to it for transfer, in addition to and without prejudice to any and all other rights or remedies which may be available to it or the Holders. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to that Section 3 shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief.

        17.   Stockholders Representative. For purposes of this Agreement, each DLJMB Fund hereby consents to the appointment of DLJMBP3, as representative (the "Stockholders Representative") of DLJMB, and as attorney-in-fact for and on behalf of DLJMB, and, subject to the express limitations set forth below, the taking by the Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by DLJMB under this Agreement. The Stockholders Representative will have unlimited authority and power to act on behalf of DLJMB with respect to this Agreement (including the right to appoint the DLJMB Directors hereunder) and the disposition, settlement or other handling of all claims, rights or obligations arising under this Agreement so long as all DLJMB Funds are treated in the same manner. DLJMB will be bound by all actions taken by the Stockholders Representative in connection with this Agreement. In performing its functions hereunder, the Stockholders Representative will not be liable to DLJMB in the absence of gross negligence or willful misconduct.

        18.   Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The parties further agree to cooperate affirmatively with the Company, to the extent reasonably requested by the Company to enforce rights and obligations to this Agreement.

        19.   Amendments and Waivers. Any term of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of a majority in interest of the Holders; provided, however, that any amendment of this Agreement that shall adversely impact any Holders of a series of Equity Securities in a manner different from other Holders shall require the written consent of 66 2/3% in interest of the Holders of the series of Equity Securities so adversely affected. Notwithstanding the foregoing, no amendment to or waiver of any provision of Section 8(c)(i) of this Agreement shall be effective without the mutual written consent of KRG and DLJMB. Any amendment or waiver effected in accordance with this Section 19 shall be binding upon the Company and the Holders.

        20.   Rights; Severability. Unless otherwise expressly provided herein, a Holder's rights hereunder are several rights, not rights jointly held with any other Holder. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        21.   Specific Enforcement; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

        22.   Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, both of which need not contain the signatures of more than one party, but both such counterparts taken together will constitute one and the same Agreement. This Agreement may be executed and delivered by facsimile transmission.

* * * * *

        This amendment and restatment of the Existing Shareholders' Agreement has been effected by the written consent of a majority of the Holders pursuant to Section 17 thereof. A copy of such written consent is attached hereto.

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AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT